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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 FORM 12b-25                SEC FILE NUMBER
                                                               001-14331
                         NOTIFICATION OF LATE FILING        ---------------
                                                              CUSIP NUMBER
                                                              46088S 10 6

(Check One): |X|Form 10-K |_|Form 20-F |_|Form 11-K |_|Form 10-Q |_|Form N-SAR

          For Period Ended:   12/31/03
                           -------------------
          (  ) Transition Report on Form 10-K
          (  ) Transition Report on Form 20-F
          (  ) Transition Report on Form 11-K
          (  ) Transition Report on Form 10-Q
          (  ) Transition Report on Form N-SAR
          For the Transition Period Ended:_____________________________________

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 Read Instructions (on back page) Before Preparing Form. Please Print or Type.

     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
Interstate Hotels & Resorts, Inc.
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Full Name of Registrants:


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Former Name if Applicable

4501 North Fairfax Drive
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Address of Principal Executive Offices (Street and Number)

Arlington, VA 22203
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City, State and Zip Code


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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed (Check box if appropriate)

 /x/   (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without
            unreasonable effort or expense;
 / /   (b)  The subject annual report on Form 10-KSB will be filed on or before the fifteenth calendar day following the
            prescribed due date; and
 / /   (c)  The accountant's statement or other exhibit required by
            Rule 12(b)-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why the Annual Report on Form 10-K could not be filed within the prescribed time period. (Attach Extra Sheets If Needed)

The Registrant is filing Amendment No. 1 on Form 10-K/A to its Annual Report on Form 10-K for the year ended December 31, 2003 in order to file the financial statements of certain of its 50% or less owned equity investees, as required by Rule 3-09 of Regulation S-X. These financial statements were required to be filed within 90 days of the fiscal year end, which was December 31, 2003. The reason that this Form 10-K/A was not filed within this 90 day time period is that, at the end of such period, certain audit items were not resolved with respect to certain of the financial statements of the 50% or less owned equity investees. These issues will be resolved in a timely manner, and the Form 10-K/A will subsequently be filed on March 31, 2004.
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PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

     Jacqueline Tobman                  (703)    387-3100
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     Name                             Area Code  Telephone Number

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                                                              |X| Yes   | | No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                              | | Yes   |X| No

   If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                       Interstate Hotels & Resorts, Inc.
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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on their behalf by the undersigned hereunto duly authorized.


Date     March 31, 2004            By   /s/  Kenneth Barr
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                                        Chief Accounting Officer

Instruction: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

-----------------------------------ATTENTION-----------------------------------
    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
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